SUPPLEMENT
(To Prospectus Supplement dated August 30, 2006
to Prospectus dated August 11, 2006)

$888,223,000 (Approximate)
LEHMAN XS TRUST
Mortgage Pass-Through Certificates, Series 2006-14N

Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated August 30, 2006 (the ‘‘Prospectus Supplement’’), the “Principal Type” designation of “Senior Support” with respect to the Class 1-A1B Certificates on page S-1 is hereby deleted and replaced with “Super Senior”.

All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

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The date of this Supplement is August 31, 2006.